Leader Funds Trust 485BPOS

Exhibit 99.(p)(2)

LEADER CAPITAL CORP.

CODE OF ETHICS

I. INTRODUCTION

A.     Fiduciary Duty. This Code of Ethics is based on the principle that all employees of Leader Capital and certain other persons have a fiduciary duty to place the interest of clients ahead of their own and the Company’s and comply with applicable federal laws and governmental rules and regulations. This Code of Ethics applies to all “Access Persons” (defined below). Access Persons must avoid activities, interests and relationships that might interfere with making decisions in the best interests of the Company’s Advisory Clients.

For purposes of this policy, the following words shall mean:

“Access Persons” means all employees, directors, officers, partners or members of the Company, as the case may be, who (i) have access to nonpublic information regarding Advisory Clients’ purchases or sales of securities, (ii) are involved in making securities recommendations to Advisory Clients or (iii) have access to nonpublic recommendations or the portfolio holdings of an affiliated: all of the Company’s directors, officers, members and portfolio management personnel and (iv) any other individual that may not be employed by the firm but has access to such information. For purposes of this Code, all employees of Leader Capital are Access Persons.

“Advisory Client” means any fund for which the Company serves as a general partner, or any person or entity for which it serves as investment adviser, renders investment advice or makes investment decisions.

“Code” means this policy as supplemented by other policies and procedures contained in the Company’s Compliance Manual.

“Initial Coin Offering” or “ICO”, which may also be referred to as a “token” offering, is similar to an IPO and used to raise capital, often providing the buyer certain rights once issued.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

“Limited Offering” or Private Placements means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

“Reportable Securities” means all securities in which an Access Person has a beneficial interest except:

(i)	U.S. Government securities,

(ii)	money market instruments (e.g., bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments),

(iii)	shares of money market funds,

(iv)	shares and holding in other mutual funds unless the Company acts as the investment advisor to, or the principal underwriter of, the subject fund, and

(v)	units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds.

Exchange-traded Products (“ETPs) including exchange-traded notes (ETNs), exchange traded funds (ETFs), closed-end funds, and exchange traded derivative contracts are consider reports securities under the Code. Leader Funds’ Trust open-end mutual funds are also considered reportable securities under the Code.

As fiduciaries, all Access Persons must at all times:

1.  Place the interests of Advisory Clients first. All Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Company’s Advisory Clients. Access Persons may not induce or cause an Advisory Client to take action, or not to take action, for personal benefit, rather than for the benefit of the Advisory Client. For example, a supervisor or employee would violate the policy by causing an Advisory Client to purchase a security he or she owned for the purpose of increasing the price of that security.

2.  Avoid taking inappropriate advantage of their position. The receipt of investment opportunities, perquisites or gifts from persons seeking business with the Company or its Advisory Clients, could call into question the exercise of the independent judgment of an Access Person. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions.

3.  Conduct all personal securities transactions in full compliance with this Code including reporting requirements. Doubtful situations always should be resolved in favor of Advisory Clients. Technically compliance with the Code’s provisions shall not automatically insulate from scrutiny any securities transactions or actions that indicate a violation of the Company’s fiduciary duties.

B.  Appendices to the Code. The Code shall be supplemented by the Company’s Compliance Manual in its entirety, specifically including, without limitation, the following Sections, each of which is specifically included in the Code by reference.

1.	Fiduciary Capacity;

2.	Principal/Agency Transactions;

3.	Trading/Prohibited Transactions;

II. Insider Trading and Misuse of Material Non-Public Information.

Section 204A of the Advisers Act is designed to prevent trading on “material nonpublic information” (information for which there is a substantial likelihood that a reasonable investor would consider important in making his or her investment decisions or that is reasonably certain to have a substantial effect on the price of a company’s securities that has not been effectively communicated to the market place) by persons in the securities industry or their clients. Section 204A requires that an adviser establish procedures to prevent, detect and punish employees who obtain and trade on material non-public information or disseminate the information to third parties (“tippees”). In addition to establishing 204A procedures, the section requires that the adviser “enforce” the procedures by conducting periodic training for employees on how they might recognize “insider information” and the steps to be taken if they obtain such information.

All access persons are strictly prohibited from trading for their own accounts, or accounts of their customers, friends, family or relatives while in possession of material non-public information. Further, all access persons are strictly prohibited from communicating any non-public information to other persons, other than Leader Capital Corp. personnel involved in the matter who have a need to know such information and the firm’s outside advisers retained to handle this matter.

All Leader Capital Corp. access persons are expected to read and be familiar with the following examples of insider trading and responses to the receipt of material, non-public information.

By way of example, violations of the insider trading rule occurred when persons traded on nonpublic information that:

●	a company had made a rich ore find;

●	a company had cut its dividend;

●	a company had sustained its first and unexpected loss;

●	earnings projections showed a substantial increase;

●	earnings projections showed a substantial decrease; or

●	a tender offer was to be made for a company’s securities above the market price.

Legal sanctions have been applied to:

●	persons inside a company who traded the stock;

●	persons outside the company who traded the stock;

●	persons inside the company who told persons outside the company who traded the stock; and

●	persons outside the company who told other persons outside the company who traded the stock.

In meeting the requirements of Section 204A, Leader Capital Corp. will establish such procedures as are appropriate to the type of products and services offered through Leader Capital Corp.

If an associated person of Leader Capital Corp., regardless of position, receives information he/she believes is material non-public information, he must convey such information to the CCO. The CCO will then make a judgment as to the handling of such information in order to prevent possible charges of 204A insider trading violations. Failure of the associated person to disclose such information to the CCO in a timely manner may result in disciplinary action against the associated person, including termination.

The CCO of Leader Capital Corp. is responsible for overseeing compliance with insider trading guidelines and providing a resource for giving guidance and answering employee questions. This insider trading policy applies to all persons who have any knowledge of the securities being traded or access to confidential information.

The following procedures have been established to assist employees of Leader Capital Corp in avoiding violations of the insider trading provisions of Section 204A of the Advisers Act. Every associated person of Leader Capital Corp. must follow these procedures or risk being subject to the sanctions described above. If an associated person has any questions about these procedures, he/she should bring such questions immediately to CCO.

Identifying Insider Information

●	Is the information material? Is this information an investor would consider important in making an investment decision? Would disclosure of this information substantially affect the market price of the security?

●	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace through publication in any magazine or newspaper of general circulation, or through some other media available to the public?

If after considering the above, the associated person believes that the information may be material and non- public, he/she should take the following action:

●	Report the matter immediately to the CCO, disclosing to him all information which the associated person believes may be relevant on the issue of whether the information is material and non-public.

●	Refrain from purchasing or selling any security about which such information has been received. This prohibition applies to the associated person’s personal securities account(s) or any account(s) in which he may have a beneficial interest or any client account managed by Leader Capital Corp.

●	Do not communicate the information to anyone outside the firm or within the firm, other than the CCO.

After reviewing the information, the CCO will determine whether such information is material and non-public and will advise the associated person accordingly of the appropriate course of action.

To detect instances of insider trading, the CCO is responsible for reviewing associated persons’ personal accounts and advisory accounts for trades executed in securities which Leader Capital Corp. personnel may have opportunity to gain insider information. Any questionable trades will be investigated by the CCO, who is responsible for documentation of the review, the investigation and any resolution.

III. Personal Securities Trading & Reporting

With respect to personal securities transactions, clients may be disadvantaged when an associate executes a personal trade ahead of pending client transactions in the same security or when an associate purchases an over-subscribed initial public offering rather than distributing the shares to client accounts.

The trading records required under Rule 204-2(a)(12) are intended as a means of bringing inappropriate trading practices to light. For this reason, the CCO or designee will monitor the personal securities transactions of all Leader Capital Corp. access persons to ensure that such persons are fulfilling their fiduciary responsibilities to Leader Capital Corp. clients. In addition to monitoring securities transactions, the CCO will take all reasonable steps to determine that all associates of Leader Capital Corp. comply with the trading restrictions specified below in the section entitled “Brokerage and Trading Practices.”

Trading Restrictions

Personal securities transactions by Leader Capital Corp. access persons are subject to one or more of the following restrictions:

A.   Active Trading by Access Persons. No security purchased or sold by the Funds shall be entered into by an access person for the same security on the same day. If an access person is to trade in a same name security as the Fund, they cannot do so until one day after such trades in the Fund(s) take place. If the security is a small cap*, access persons must wait two days after such trades take place.

*For purposes of this Code, a small cap security is defined as an issuer with a market capitalization between $250 million and $2 billion (at time of trade). The access person must maintain documentation of the market cap at the time of the trade and submit it to the CCO, if requested.

B. Quarterly Personal Securities Trading Review:

Every access person shall, no later than thirty (30) days after the end of calendar quarter, file transaction reports containing the following information (see Exhibit XI-E):

●	For each transaction involving a Reportable Security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial interest, the access person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number (when available), type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;

●	The nature of the transaction (e.g., purchase, sale);

●	The price of the security at which the transaction was effected;

●	The name of any broker, dealer or bank with or through the transaction was effected;

●	The date that the report was submitted by the access person.

Access persons may use duplicate brokerage confirmations and account statements in lieu of submitting quarterly transaction reports, provided that the required information is contained in those confirmations and statements.

C. Holdings Report

Every access person shall, no later than ten (10) days after the person becomes an access person and annually thereafter, file a holdings report (See Exhibit XI-C). Information contained in the initial holdings reports be current as of a date no more than 45 days prior to the date the person becomes an access person and the information contained in the annual holdings reports be as of a date no more than 45 days prior to the date the report was submitted. The holdings reports should contain the following information for any Reportable Securities:

●	The title, exchange ticker symbol or CUSIP number (when available), type of security, number of shares and principal amount of each Reportable Security in which the access person has any direct or indirect beneficial ownership when the person becomes an access person;

●	The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person;

●	The date that the report was submitted by the access person.

D. Pre-Clearance Requirements

●	Initial Public Offerings and Private Placements. An adviser’s Code of Ethics must require that Access Persons’ obtain the adviser’s approval before investing in an initial public offering (IPO”), initial coin offering (“ICO”) or private placement.

●	Reportable Securities. No access person may acquire directly or indirectly, beneficial ownership in any Reportable Securities without first obtaining prior approval of the CCO.

●	Pre-Clearance Procedures. For any activity where it is indicated in the Code of Ethics that pre-clearance is required, the following procedures must be followed:

○	Pre-clearance requests must be submitted by the requesting access person to the CCO in writing (See Exhibit XI-F). The request must describe in detail what is being requested and any relevant information about the proposed activity.

○	The CCO will respond in writing to the request as quickly as is practical, either giving an approval or declination of the request, or requesting additional information;

○	Pre-clearance authorizations expire 24 hours after the approval, unless otherwise noted by the CCO.

○	Records of pre-clearance requests and responses will be maintained by the CCO for monitoring purposes and ensuring the Code of Ethics is followed.

E. Sanctions. If the CCO determines that an Access Person has committed a violation of the Code, the Company may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the SEC and, in certain cases, criminal referral. The Company also may require the offending Access Person to reverse the trades in question, forfeit any profit or absorb any loss derived there from and such forfeiture shall be disposed of in a manner that shall be determined by the Company in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

F. Exceptions. Exceptions to the Code will rarely, if ever, be granted. However, the CCO may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse. All exceptions shall be solicited and issued in writing. No reports shall be required under this Code for (i) transactions effected pursuant to an automatic investment plan and (ii) securities held in accounts over which the Access Person has no direct control.

G. Compliance Certifications.

1.	Initial Certification: All Access Persons shall sign a certificate promptly upon becoming employed or otherwise associated with the Company that evidences his or her receipt of this Code of Ethics and submit a complete report of the Access Person’s securities holdings within 10 days of becoming an Access Person. New employees with be required to make an initial certification of receipt of the company’s Code of Ethics and agree to abide (Exhibit XI-B) and complete an initial holdings report (Exhibit XI-C) if applicable.

2.	Annual Certification: Annually, All Access Persons will be required to certify on the Annual Certification of Compliance with the Code of Ethics form attached to this Code as Exhibit XI-A.

3.	Acknowledgement of Amendments: The firm must provide supervised persons with any amendments to this Code and supervised persons must submit a written acknowledgement that they have received, read, and understood the amendments to this Code, see Exhibit XI-D.

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IV. OTHER DUTIES

A. Confidentiality. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Advisory Clients except to person whose responsibilities require knowledge of the information.

B. Gifts. The following provisions on gifts apply to Access Persons:

1. Accepting Gifts. On occasion, because of their position with the Company, Access Persons may be offered, or may receive without notice, gifts from clients, brokers, vendors or other persons. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of the Company. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve month period), customary business meals, entertainment (e.g., sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted. All gifts received by an Access Person that might violate this Code must be promptly reported to the CCO.

2. Solicitation of gifts. Access Persons are prohibited from soliciting gifts of any size under any circumstances.

3. Giving gifts. Access Persons may not give any gift with a value in excess of $100 (per year) to an Advisory Client or persons who do business with, regulate, advise or render professional services to the Company.

C. Company Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to any Advisory Client or the Company. This includes, but is not limited to, acquiring Reportable Securities for one’s own account that would otherwise be acquired for an Advisory Client.

D. Undue Influence. Access Persons shall not cause or attempt to cause any Advisory Client to purchase, sell or hold any security in a manner calculated to create any person benefit to such Access Person. If a Access Person stands to materially benefit from an investment decision for an Advisory Client that the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for the Advisory Client the full nature of the beneficial interest that the Access Person has in that security, any derivative security of that security or the security issuer, where the decision could create a material benefit to the Access Person or the appearance of impropriety. The person to whom the Access Person reports the interest, in consultation with the CCO, must determine whether or not the Access Person will be restricted in making investment decisions in respect of the subject security.

E.  Reporting, Review and Recordkeeping. All violations of the Code must be reported promptly to the CCO. The CCO shall periodically review Access Persons’ personal trading reports and otherwise take reasonable steps to monitor compliance with, and enforce, this Code of Ethics. The CCO shall maintain in the Company’s files (i) a current copy of the Code, (ii) records of violations and actions taken as a result of the violations, (iii) copies of all Access Persons’ written acknowledgement of receipt of the Code, (iv) copies of the quarterly and annual compliance certificates required by the Code, for five (5) years, the first two (2) in an easily accessible place. Copies of internal reports of violations of the Code of Ethics are not required to be kept, to avoid discouraging employees from reporting violations of the Code of Ethics. Any violations of the code as it pertains to the Leader Funds will be promptly reported to the LFT CCO.

Dated:            9/19/2024             (Amended / Reviewed)

Amended: 1/23/23

Amended: 11/21/19

Amended: 8/15/17

Amended: 6/8/12

Amended: 8/4/11

Amended: 10/2008

Amended: 10/5/07

Amended: 4/22/05

Originally dated: 11/15/04

By: John Lekas

Exhibit XI-A

ANNUAL CERTIFICATION OF COMPLIANCE WITH THE COMPANY’S CODE OF ETHICS

I certify that during the year ended as of the date written below:

1.	I have received a copy of and understand Leader Capital’s Code of Ethics.

2.	I have fully disclosed all securities holdings in which I have, or a member of my immediate family has, a beneficial interest.

3.	I have reported all securities transactions in which I have, or any member of my immediate family has, a beneficial interest..

4.	I have complied with the Code of Ethics in all other respects.

Signature

Print Name

Dated: _______________________________________________________

Exhibit XI-B

INITIAL CERTIFICATION OF COMPLIANCE WITH THE COMPANY’S CODE OF ETHICS AND AGREEMENT TO ABIDE

This agreement is entered into by and between Leader Capital Corp. (the “Company”) and the Associated Person whose name and signature is represented below.

By signing this agreement, I, ____________________________________, acknowledge that:

_____   I have received a copy of the Company’s Code of Ethics.

_____   I have read and understand the information contained in the Code of Ethics; and,

_____   I will abide by the Code of Ethics and any subsequent amendments thereto.

Signature _____________________________________

Date ___________________________

Exhibit XI-C

LEADER CAPITAL CORP’S

CODE OF ETHICS

INITIAL & ANNUAL HOLDINGS REPORT

Name of Access Person: _________________________________

Signature: _____________________________

Date: _________________

NOTE: IN LIEU OF THIS REPORT, YOU MAY SUBMIT DUPLICATE COPIES OF YOUR BROKERAGE STATEMENTS

1.	HOLDINGS

Name and Type of Covered Security and/or Reportable Fund	Ticker Symbol or CUSIP	Number of Shares or Principal Amount

2.	BROKERAGE ACCOUNTS

Name of Institution and Account Holder’s Name(i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

REVIEWED: ______________________________

(Compliance Officer signature)

DATE: _________________________

Exhibit XI-D

ACKNOWLEDGEMENT OF AMENDMENTS OF COMPLIANCE WITH THE COMPANY’S CODE OF ETHICS

This agreement is entered into by and between Leader Capital Corp. (the “Company”) and the Associated Person whose name and signature is represented below.

By signing this agreement, I, __________________________________ , acknowledge that:

_____  I have received an amendment to the Company’s Code of Ethics.

_____  I have read and understand the information contained in the Code of Ethics; and,

______ I will abide by the Code of Ethics and any subsequent amendments thereto.

Signature ______________________________________

Date ___________________________

Exhibit XI-E

Securities Transaction Record

In order to comply with Leader’s record keeping and Code of Ethics requirements, you are required to provide a list of all Reportable security transactions in which you have any direct or indirect influence or control or beneficial interest. This includes accounts of your immediate family (including any relative by blood or marriage living in the supervised or access person’s household) and any account in which you have a direct or indirect beneficial interest (such as a trust). You may provide brokerage statements in lieu of this reporting form.

Excluded from the reporting requirements are:

-      Transactions in which Access Persons have no direct or indirect influence or control or beneficial ownership.

-      Transactions in securities not considered Reportable.

-      A transaction report with respect to transactions effected pursuant to an automatic investment plan, which includes dividend reinvestment plans.

Access Person’s Name: _____________________________________________________________________

Date: ____________________________________________________________________________________

Name of the Security	# of Shares/ Amount	Date of Transaction	Transaction Price	Transaction Type (buy, sell)	B/D or Bank Transaction Executed

Date Report Received: _________________________________________________

Date Report Reviewed: ________________________________________________

Reviewed by: _______________________________________________________

Exhibit XI-F

Securities Pre-Clearance Form
Name:		Date:
I hereby request authorization to enter the following securities transaction:
Company Name	Ticker Symbol
Number of Shares	Type (Buy/Sell)
Price (Mkt/Lmt)	Other
Account Number Last 4 Digits	Acct Type
Broker Dealer	Bank

This transaction is for investment purposes and to the best of my knowledge will comply with the appropriate personal trading and insider trading provisions contained in Adviser’s Code of Ethics.

Signature	Date

☐  The above transaction is approved based on information provided above and is in effect solely for the 1 business day from the date which approval was granted. If the transaction does not execute or is partially executed, a new pre-clearance request will be required.

☐  The above transaction is approved based on information provided above and certain parameters as set forth below:

☐  The above transaction is disapproved for the following reasons:

Signature of CCO or their designee	Date

Print Name